IN THE UNITED STATES DISTRICT COURT
                 FOR THE NORTHERN DISTRICT OF ALABAMA
                           SOUTHERN DIVISION


BIG B, INC.,                    )
                                )
        Plaintiff,              )
                                )
v.                              )                 CIVIL ACTION NO:
                                )                  CV-96-H-2496-S
REVCO D.S. INC., and            )
RDS ACQUISITION, INC.,          )
                                )
        Defendants.             )



                           MOTION TO REMAND
                           ----------------



          The Plaintiff, Big B, Inc. ("Big B") moves this Court to remand this action to the Circuit Court for Jefferson County, Alabama, Bessemer Division. In support of this Motion to Remand, Big B states as follows:

          1. This action was commenced by the filing of a Verified Complaint for Declaratory and Injunctive Relief ("Complaint") on September 23, 1996. This action was removed by Defendants Revco D.S., Inc. ("Revco") and RDS Acquisition Inc. ("RDS") by filing of a Notice of Removal in this Court on September 23, 1996. The sole basis for federal subject matter jurisdiction alleged in the Notice of Removal is that this Court has jurisdiction based on the diversity of the parties and because the amount in controversy exceeds $50,000.

          2. The Complaint requests construction of a Shareholder
Rights Plan ("Rights Plan") adopted by the Big B Board of Directors. No federal statute is at issue in this case.

          3. Pursuant to 28 U.S.C. ss. 1441 and 28 U.S.C. ss. 1332, federal diversity subject matter jurisdiction only exists in this case if the amount in controversy exceeds the sum of $50,000, exclusive of interest and costs.

          4. The $50,000 amount in controversy requirement is not satisfied in this case. The relief requested by Big B is purely equitable in nature and concerns only a determination of the validity of the Rights Plan as adopted by the Board of Directors.

          5. Pursuant to 28 U.S.C. ss. 1447(c), this Motion for Remand has been filed within thirty (30) days after the filing of the Notice of Removal.

          6. In support of this Motion, Big B submits its brief, attached hereto as Exhibit "A."

          WHEREFORE, PREMISES CONSIDERED, Big B respectfully requests that this Court enter an order remanding this case to the Circuit
Court for Jefferson County, Alabama, Bessemer Division.

                                            Respectfully submitted,



                                            ----------------------------
                                            KAYE H. TURBERVILLE (HOU002)
                                            SAMUEL M. HILL (HIL025)
                                            MICHAEL A. CATALANO (CAT010)

                                            Attorneys for Big B, Inc.

OF Counsel:
-----------

SIROTE & PERMUTT, P.C.
2222 Arlington Avenue S.
P. O. Box 55727
Birmingham, AL 35255-5727
(205) 933-7111

                        CERTIFICATE OF SERVICE
                        ----------------------


          I certify that a copy of the above foregoing instrument was served on the following counsel of record BY HAND DELIVERY this 1 day of October, 1996.



          Hobart A. WcWhorter, Jr., Esq.
          Philip A. Carroll, III, Esq.
          Matthew A. Aiken, Esq.
          BRADLEY, ARANT, ROSE & WHITE
          P.O. Box 830709
          Birmingham, AL 35283-0709



                                            ----------------------------
                                                     OF COUNSEL